Exhibit 99.1

FOR IMMEDIATE RELEASE

XFONE USA SIGNS AN AGREEMENT AND PLAN OF MERGER
WITH I-55 INTERNET SERVICES, INC., A LEADING
LOUISIANA-BASED INTERNET SERVICE PROVIDER

COMPANY ALSO ADVANCING DISCUSSIONS TO ACQUIRE
I-55 TELECOMMUNICATIONS, LLC

Combined Operations to Create a Powerful and Efficient
One Stop Shop for Diversified Communications Needs

Subject to Completion of the Two Acquisitions, Annual Revenue
Run Rate of Combined Operations is $33 Million

JACKSON, MS, HAMMOND, LA and LONDON, U.K. - (PR NEWSWIRE) - August 22, 2005 - XFONE, Inc. (AMEX:XFN), an international diversified communications services company, today announced that on August 18, 2005 it entered into an Agreement and Plan of Merger which sets forth the terms and conditions of a proposed merger of I-55 Internet Services, Inc. ("I-55 Internet") into its wholly owned subsidiary, XFONE USA, Inc.

I-55 Internet, a corporation organized under the laws of the State of Louisiana, is one of the largest, privately-held Internet Service Providers (ISP) in the Southeast region of the United States. Established in 1996 and headquartered in Hammond, Louisiana, I-55 Internet serves both residential and commercial customers in Louisiana, Mississippi and Alabama, offering a full complement of Internet services, including digital high speed access, dial-up access, email services, professional web development, web hosting and co-location and networking services.

Hunter McAllister, president and CEO of I-55 Internet, stated, “We are very proud of the success we have achieved over the past decade in building I-55 Internet into a profitable, highly regarded service provider that has never wavered from its commitment to meet and exceed the changing technology needs of our valued customers. It has become apparent to us through our negotiations with XFONE USA that our companies both share the same values, vision and growth philosophy. As such, we are confident that, together, we will be empowered to fully leverage our industry expertise and technical resources to win and maintain market leadership in the Gulf region.”

XFONE USA further reported that it has also advanced discussions with related parties to acquire I-55 Telecommunications, LLC ("I-55 Telecommunications"), a related company to I-55 Internet. Based in New Orleans, I-55 Telecommunications is a licensed, facility-based CLEC, serving primarily commercial customers in Louisiana and Mississippi. Although operating as separate companies, I-55 Internet and I-55 Telecommunications work closely together to deliver quality Internet and telecommunications services to their respective customers. Combined, the two companies serve over 20,000 customers. It is XFONE’s ultimate objective to acquire both companies and consolidate their operations under the XFONE USA banner. Based on the historical financial performances of I-55 Internet and I-55 Telecommunications, XFONE anticipates that their consolidated sales will reach approximately $9 million in 2005 and over $10 million in 2006. Subject to the completion of the two acquisitions, the annual revenue run rate of the combined operations is $33 million.

The terms and conditions of the first transaction provide for XFONE USA to pay the current shareholders of I-55 Internet total consideration of $3,854,167 payable in restricted common stock and warrants to purchase common stock of XFONE, Inc., plus debt assumption/repayment of $1,763,000 due to a note holder. In addition, two key executives of I-55 Internet will receive employment agreements with XFONE USA. The completion of the merger is subject to the satisfaction of certain conditions, including shareholder approval, the signing of a definitive agreement to acquire I-55 Telecommunications, and regulatory approvals.

Commenting on the pending transactions, Wade Spooner, CEO of XFONE USA, noted, “Given the ever changing regulatory environment, there exists an exciting opportunity for ambitious, aggressive and smart telecom players to capture market share and to rapidly expand into new, underserved geographic markets throughout the southeast. By combining the strengths of XFONE USA and I-55, this acquisition positions XFONE USA as a compelling and highly competitive force within the industry.”

About XFONE, Inc.
A U.S.-domiciled corporation, XFONE, Inc. is an international voice and data communications services provider with operations in the United Kingdom, the United States and Israel that offers a wide range of services, which include: local, long distance and international telephone services; prepaid and postpaid calling cards; cellular services; VoIP services; reselling opportunities; and email and fax broadcasting services. The Company serves customers across Europe, Australia, North America, South America, Asia and Africa.

This press release contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this press release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the Securities and Exchange Commission.

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For More Information, Please Contact:
XFONE, Inc.
Alon Mualem, Chief Financial Officer,
011-972-39254446 or via email at alonm@xfone.com
Or
Elite Financial Communications Group
Stephanie Noiseux, 407-585-1080 or via email at xfn@efcg.net